UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 18, 2008

Date of Report (Date of earliest event reported)

Medistem Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-100137	86-1047317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

2027 E. Cedar St., Suite 102, Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:       (954) 727-3662

Not applicable.

(Former name or former address, if changed since last report.)

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As described in Item 5.02, on March 18, 2008, Medistem Laboratories, Inc. entered into an Employment Agreement and an Indemnification Agreement with Thomas Ichim.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 18, 2008, Medistem Laboratories, Inc., (“Medistem”) issued a press release announcing that its board of directors (“Board”) appointed Thomas Ichim, Medistem’s current Chief of Scientific Development, to the office of Chief Executive Officer (“CEO”). A copy of the press release is attached hereto as Exhibit 99.1. The Board also increased the size of the Board from four (4) members to five (5) members, and appointed Ichim as a member of the Board, effective as of March 18, 2008.   Medistem currently does not have any Board Committees, and therefore no determination was made as to Ichim’s appointment to any Board committee.

The appointment is the result of Medistem’s ongoing succession planning process. Ichim is succeeding Neil Riordan as Medistem’s CEO. Dr. Riordan resigned from his position as CEO on March 18, 2008.  However, Dr. Riordan will continue serving as Chairman of the Board and as President of the Company, in which role he will continue to be engaged in conducting research in an effort to expand market opportunities for Medistem.

Concurrent with Ichim’s appointment as CEO, Medistem and Ichim entered into an Employment Agreement effective as of March 18, 2008.   Under Ichim’s agreement, he will receive an annual base salary of $110,000, and will also be eligible to receive discretionary bonus payments commensurate with bonuses paid to other senior executives of Medistem. If Ichim’s agreement is terminated without Cause (as defined in the agreement), he will be entitled to receive accrued and vesting benefits up to the date of termination and will have 90 days from the date of termination to exercise any vested but unexercised options existing as of the termination date. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the employment agreement, which is attached hereto as Exhibit 10.1.

In connection with his appointment, Medistem granted Ichim stock options to purchase 2,500,000 shares of common stock of Medistem.  50% of such options are fully vested on the day they were granted, while the remaining 50% of the options will vest on December 31, 2008. The exercise price for the options was determined by the closing market price of the common stock on the day before the grant.

In connection with his Employment Agreement, Medistem entered into a separate Indemnification Agreement with Ichim which contains provisions that may require Medistem to, among other things: indemnify Ichim against liabilities that may arise by reason of his status or service as an officer to the fullest extent permitted under Nevada law and Medistem’s bylaws and certificate of incorporation and advance Ichim’s expenses incurred as a result of any proceeding against them as to which they could be indemnified. The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Indemnification Agreement, which is attached hereto as Exhibit 10.2.

Ichim served as Medistem’s Chief of Scientific Development from January 2007 until his appointment as CEO. Prior to joining Medistem,  Ichim co-founded bioRASI, a translational  contract research organization  that performs clinical trials in multiple therapeutic areas including stem cells for clients ranging from small biotechs to large pharmaceutical companies, and  has held regulatory and executive positions in several companies, including MarrowTech Pharma, Medvax, and ToleroTech Inc.  Ichim has authored 23 publications, over 20 patents and patent applications, and  was  chosen as  one of  the “Top Ten Most Honorable Canadians” in 2000.   Ichim is peer reviewer for several journals in the area of immunology and translational medicine.  He is also a member of Vendevia Group, a venture development firm specialized in financing and growing biotechnology companies.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and between Medistem Laboratories, Inc. and Thomas Ichim dated March 18, 2008.

10.2	Indemnification Agreement by and between Medistem Laboratories, Inc. and Thomas Ichim dated March 18, 2008

99.1	Press Release dated March 18, 2008, relating to the appointment of Thomas Ichim as Chief Executive Officer of Medistem Laboratories, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDISTEM LABORATORIES, INC.

Date: March 18, 2008	By: /s/ Steve Rivers
Name: Steve Rivers Title: Chief Financial Officer

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